UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 26, 2009 (May 22, 2009)

Duff & Phelps Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33693	20-8893559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East 52nd Street, New York, New York	10055
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 871-2000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement

On May 22, 2009, Duff & Phelps Corporation (the “Company”) terminated the Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of July 30, 2008, by and among Duff & Phelps, LLC, Duff & Phelps Acquisitions, LLC, the persons designated as lenders thereto and General Electric Capital Corporation, in its capacity as Administrative Agent.

The terminated Credit Agreement consisted of a revolving credit facility in the amount of $20.0 million and a term loan facility in the amount of $80.0 million.  The Company used a portion of the net proceeds of its offering of 8,050,000 shares of its Class A common stock to repay all amounts outstanding under the term loan facility and to cash collateralize letters of credit outstanding under the facility.  The facility would have matured on October 1, 2012. In connection with the repayment, the Company will incur a non-cash, non-recurring charge of approximately $1.7 million to reflect the accelerated amortization of the debt discount and issuance costs.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUFF & PHELPS CORPORATION

By:	/s/ Edward S. Forman
Name: Edward S. Forman
Title: Executive Vice President, General Counsel and Secretary

        Dated: May 22, 2009